Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

                           (Reverse Triangular Merger)

                                      among


             ENVIRONMENTAL TECHNOLOGIES AND SOFTWARE SOLUTIONS, INC.


                     TECHNICAL ENVIRONMENTAL SOLUTIONS, INC.


                                       and


                              TES ACQUISITION CORP.









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                                TABLE OF CONTENTS
                                -----------------

                                    ARTICLE I

                                   DEFINITIONS

                                   ARTICLE II

                                   THE MERGER

Section 2.01          The Merger
Section 2.02          Effects of the Merger
Section 2.03          Certificate of Incorporation and Bylaws
Section 2.04          Directors
Section 2.05          Conversion
Section 2.06          Tax Consequences

                                   ARTICLE III

                               EXCHANGE OF SHARES

Section 3.01          Exchange of Certificates
Section 3.02          Dissenting Shares

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ENTECS

Section 4.01          Organization
Section 4.02          Capitalization
Section 4.03          Authority Relative to this Agreement
Section 4.04          Consents and Approvals; No Violations
Section 4.05          Reports
Section 4.06          Absence of Certain Changes
Section 4.07          No Undisclosed Liabilities
Section 4.08          Information in Disclosure Documents
                           and Registration Statement
Section 4.09          No Default
Section 4.10          Litigation
Section 4.11          Compliance with Applicable Law
Section 4.12          Taxes
Section 4.13          ERISA
Section 4.14          Intellectual Property
Section 4.15          Change in Control

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                             TES AND ACQUISITION SUB

Section 5.01          Organization
Section 5.02          Capitalization

Section 5.03          Authority Relative to this Agreement
Section 5.04          Consents and Approvals; No Violations
Section 5.05          Reports
Section 5.06          Absence of Certain Changes
Section 5.07          No Undisclosed Liabilities
Section 5.08          Information in Disclosure Documents and Registration
                         Statement
Section 5.09          No Default
Section 5.10          Litigation
Section 5.11          Compliance with Applicable Law
Section 5.12          Taxes
Section 5.13          ERISA
Section 5.14          Intellectual Property
Section 5.15          Interim Operations of Acquisition Sub
Section 5.16          Change in Control

                                   ARTICLE VI

                                    COVENANTS

Section 6.01          Covenants of ENTECS and TES
Section 6.02          Additional Covenants of ENTECS
Section 6.03          No Solicitation
Section 6.04          Access to Information
Section 6.05          Best Efforts
Section 6.06          Stockholders Meetings
Section 6.07          Letters of Accountants
Section 6.08          Affiliates
Section 6.09          Indemnification and Insurance
Section 6.10          Certain Benefits
Section 6.11          Brokers or Finders

                                   ARTICLE VII

                                   CONDITIONS

Section 7.01          Conditions to Each Party's Obligation to Effect the Merger
Section 7.02          Conditions of Obligations of TES and Acquisition Sub
Section 7.03          Conditions of Obligations of ENTECS

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

Section 8.01          Termination
Section 8.02          Effect of Termination
Section 8.03          Amendment
Section 8.04          Extension; Waiver

                                   ARTICLE IX

                             POST CLOSING COVENANTS

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.01         Nonsurvival of Representations and Warranties
Section 10.02         Notices
Section 10.03         Descriptive Headings
Section 10.04         Counterparts
Section 10.05         Entire Agreement; Assignment
Section 10.06         Governing Law
Section 10.07         Specific Performance
Section 10.08         Expenses
Section 10.09         Publicity
Section 10.10         Parties in Interest

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     AGREEMENT AND PLAN OF MERGER, dated as of February ____, 1999, by and among Environmental Technologies and Software Solutions, Inc., a Colorado corporation ("ENTECS"), Technical Environment Solutions, Inc. a Colorado corporation ("TES"), and TES Acquisition Sub, Inc., a Colorado corporation and a wholly owned subsidiary of TES ("Acquisition Sub").

                                    ARTICLE I

                                   DEFINITIONS

"Code".  Shall mean the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                                   THE MERGER

     Section 2.01 The Merger. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, but in no event later than two days thereafter, unless the parties shall otherwise agree, Articles of Merger (the "Articles of Merger") providing for the merger of Acquisition Sub with and into ENTECS (the "Merger") shall be duly prepared, executed and filed by ENTECS, as the surviving corporation (sometimes the "Surviving Corporation"), in accordance with the relevant provisions of the Colorado Business Corporation Act(the "Colorado Act") and the parties hereto shall take any other actions required by law to make the Merger effective.

     Following the Merger, ENTECS, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and Acquisition Sub shall cease to exist. The time the Merger becomes effective is referred to herein as the "Effective Time" and the date on which the Effective Time occurs is referred to as the "Closing Date." Prior to the filing of the Articles of Merger, a closing shall take place at the offices of Schlueter & Associates, P.C., 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80202.

          Section 2.02 Effects of the Merger. The Merger shall have the effects set forth in the Colorado Act. As of the Effective Time, the Surviving Corporation shall be a wholly owned subsidiary of TES.

          Section 2.03 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit 2.03(a). The Bylaws of the Surviving Corporation shall be as set forth in
Exhibit 2.03(b).

          Section 2.04 Directors. The directors and officers of Acquisition Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          Section 2.05 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of TES, Acquisition Sub, ENTECS or the holder of any of the following securities:

          (a) Subject to Section 2.01(e), each issued and outstanding share of common stock, no par value, of ENTECS (an "ENTECS Share") (other than shares to be cancelled in accordance with Section 2.05(b) hereof) shall be converted into the right to receive 5.7 fully paid and nonassessable shares of common stock, no par value, of TES (the "TES Shares").

          (b) Each ENTECS Share which is held in the treasury of ENTECS and each ENTECS Share held by TES or any subsidiary of TES shall be cancelled and retired and cease to exist.

          (c) Each issued and outstanding share of the capital stock of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          Section 2.06 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.


                                   ARTICLE III

                               EXCHANGE OF SHARES

          Section 3.01 Exchange of Certificates. a. At the Effective Time, TES shall deposit with Corporate Stock Transfer, Inc. (the "Exchange Agent"), in trust for the benefit of the holders of ENTECS Shares for exchange in accordance with this Article II, certificates representing the aggregate number of TES Shares issuable pursuant to Section 2.06 in exchange for ENTECS Shares.

          (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented ENTECS Shares (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TES and ENTECS may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing TES Shares and cash in lieu of fractional shares, if applicable. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the certificates representing whole TES Shares and cash in lieu of fractional shares, if applicable, which such holder has the right to receive pursuant to the provisions of this Agreement, and the Certificate so surrendered shall forthwith be cancelled. If a certificate representing TES Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition to the issuance that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the consideration specified herein; provided that in the event any holder exercises his appraisal rights, if any, under Section 7-113-102 of the Colorado Act and becomes entitled to receive the appraised value of his shares instead of the TES Shares into which such shares shall have been converted, TES shall pay such holder the appraised value of such shares, together with any other sums which it may owe him as a result of the appraisal proceeding, upon his surrender to the Exchange Agent of the certificate or certificates which immediately prior to the Effective Time represented the shares so appraised, and the Exchange Agent shall not thereafter be required to deliver to such holder any TES Shares.

     Any certificates of TES Shares which remain unclaimed by the holders of Certificates for twelve months after the Effective Time shall be returned by the Exchange Agent to TES, and any holders of Certificates who have not theretofore complied with Section 3.01 shall thereafter receive delivery (subject to abandoned property, escheat or other similar laws) of the TES Shares issuable upon the conversion of their Certificates and any dividends payable on such Shares, without any interest thereon only after delivering their Certificates and letters of transmittal to TES, and otherwise complying with Section 2.01(b).

          (c) No dividends or other distributions declared or made after the Effective Time with respect to TES Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the TES Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.01(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole TES Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional TES Share to which such holder is entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole TES Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole TES Shares.

          (d) Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of ENTECS Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

          (e) No certificate or scrip representing fractional TES Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of TES In lieu of any such fractional share, TES shall pay to each former stockholder of ENTECS who otherwise would be entitled to receive a fraction of a TES Share an amount in cash determined by multiplying (i) the amount of $4.00 by (ii) the fraction of a TES Share to which such holder would otherwise be entitled. As promptly as practicable after any determination of the amount of cash to be paid to holders of ENTECS Shares in lieu of any fractional share interests, TES shall deposit funds sufficient to pay such amount with the Exchange Agent and the Exchange Agent shall pay such amounts to such holders of ENTECS Shares in accordance with the terms of this Article III.

          Section 3.02 Dissenting Shares. If any holder of Shares shall be entitled to be paid the "fair value" of his Shares, as provided in Section 7-113-102 of the Colorado Act, ENTECS shall give TES notice thereof and TES shall have the right to participate in all negotiations and proceedings with respect to any such demands. ENTECS shall not, except with the prior written consent of TES, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment

          Section 3.03 Adjustments. If, between the date of this Agreement and the Effective Time, the Shares shall have been exchanged into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the amount into which the Shares will be converted in the Merger shall be correspondingly adjusted.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ENTECS

          ENTECS represents and warrants to TES and Acquisition Sub as follows:

          Section 4.01 Organization. ENTECS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ENTECS is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition of ENTECS taken as a whole. ENTECS has heretofore delivered to TES accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of ENTECS and each of its subsidiaries.

          Section 4.02 Capitalization. (a) The authorized capital stock of ENTECS consists of 50,000,000 ENTECS Shares of which, as of December 31, 1998, 1,456,182 were issued and outstanding. All the issued and outstanding ENTECS Shares are validly issued, fully paid and nonassessable and free of preemptive rights. Since December 31, 1998, ENTECS has not issued any shares of its capital stock.

     Except as set forth above or in Section 4.02 of ENTECS disclosure schedule previously delivered by ENTECS to TES (the "ENTECS Disclosure Schedule"), or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of ENTECS issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating ENTECS to issue, transfer or sell any of its securities.

          (b) Section 4.02 of ENTECS Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each subsidiary of ENTECS. Except as disclosed in Section 4.02 of ENTECS Disclosure Schedule, ENTECS does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of ENTECS's subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in Section 4.02 of ENTECS Disclosure Schedule, are owned by either ENTECS or another of its subsidiaries free and clear of all liens, charges, claims or encumbrances. There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of ENTECS's subsidiaries, or otherwise obligating ENTECS or any such subsidiary to issue, transfer or sell any such securities. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which ENTECS or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of ENTECS or any of ENTECS's subsidiaries. Except as set forth above or in Section 4.02 of ENTECS Disclosure Schedule, there are no persons or entities (other than subsidiaries of ENTECS) in which ENTECS or any of its subsidiaries has any voting rights or equity interests.

          Section 4.03 Authority Relative to This Agreement. ENTECS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ENTECS and no other corporate proceedings on the part of ENTECS are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding ENTECS Shares). This Agreement has been duly and validly executed and delivered by ENTECS and constitutes a valid and binding agreement of ENTECS, enforceable against ENTECS in accordance with its terms.

          Section 4.04 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933 (the "Securities Act"), state Blue Sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of Articles of Merger, as required by the Colorado Act, no filing with, and no permit, authorization, consent or approval of, any public body or authority, including courts of competent jurisdiction, domestic or foreign ("Governmental Entity"), is necessary for the consummation by ENTECS of the transactions contemplated by this Agreement. Except as set forth in Section 4.04 of ENTECS Disclosure Schedule, neither the execution and delivery of this Agreement by ENTECS nor the consummation by ENTECS of the transactions contemplated hereby nor compliance by ENTECS with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of ENTECS or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ENTECS or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to ENTECS, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

          Section 4.05 Reports. As of the Effective Date, ENTECS has not been required to file any reports with the U.S. Securities and Exchange Commission.

          Section 4.06 Absence of Certain Changes. Except as set forth in
Section 4.06 of ENTECS Disclosure Schedule, since December 31, 1998, neither ENTECS nor any of its subsidiaries has taken any of the actions set forth in Sections 6.01(b) to (h), suffered any adverse changes in its business, operations or financial condition which are material to ENTECS and its subsidiaries taken as a whole (other than changes generally affecting the industries in which ENTECS operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby) or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice and other than in connection with ENTECS's exploration of alternatives leading to the execution of this Agreement.

          Section 4.07 No Undisclosed Liabilities. Except as and to the extent set forth in Section 4.07 of ENTECS Disclosure Schedule, neither ENTECS nor any of its subsidiaries had at December 31, 1998, any liabilities not reflected on a consolidated balance sheet of ENTECS and its subsidiaries. Except as and to the extent set forth in such Schedule, since December 31, 1998, neither ENTECS nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

          Section 4.08 Information in Disclosure Documents and Registration Statement. None of the information supplied in writing by ENTECS for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by TES in connection with the issuance of TES Shares pursuant to the transactions contemplated hereby (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement relating to the meetings of ENTECS's and TES's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by ENTECS with respect to statements made therein based on information supplied by TES or Acquisition Sub in writing for inclusion or incorporation by reference in the Proxy Statement.

          Section 4.09 No Default. Except as set forth in Section 4.09 of ENTECS Disclosure Schedule, neither ENTECS nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or its Bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ENTECS or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to ENTECS or any of its subsidiaries, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole or which would prevent or delay the consummation of the transactions contemplated hereby.

          Section 4.10 Litigation. Except as disclosed in Section 4.10 of ENTECS Disclosure Schedule, there is no action, suit, proceeding, review or, to the best knowledge of ENTECS, investigation pending or, to the best knowledge of ENTECS, threatened involving ENTECS or any of its subsidiaries, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole.

          Section 4.11 Compliance with Applicable Law. ENTECS and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "ENTECS Permits"), except for failures to hold such ENTECS Permits which would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole. ENTECS and its subsidiaries are in compliance with the terms of ENTECS Permits, except where the failure so to comply would not have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole. The businesses of ENTECS and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which in the aggregate do not and would not have a material adverse effect on the business, operations or financial condition of ENTECS and its subsidiaries taken as a whole.

          Section 4.12 Taxes. ENTECS and each of its subsidiaries has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and ENTECS has duly paid, caused to be paid or made adequate provision for the payment of all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. The federal income tax returns required to be filed by ENTECS have been examined by the IRS, or the period during which any assessments may be made by the IRS has expired, for all taxable years through 1998. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements submitted by ENTECS to TES for the purposes of inclusion in the S-4 to be filed with the SEC as a result of the transactions contemplated herein, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on the business, financial condition or results of operations of ENTECS and its subsidiaries taken as a whole, other than those heretofore paid or provided for. Except as set forth in Section 4.12 of ENTECS Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of ENTECS or its subsidiaries. For purposes of this Section 4.12 and Section 5.12 below, "Taxes" shall mean all taxes, assessments and governmental charges imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties or additions thereto.

          Section 4.13 Employee Benefit Plans. (a) With respect to each employee benefit plan, and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "ENTECS Benefit Plans"), maintained or contributed to by ENTECS or any of its subsidiaries, ENTECS has made available to TES a true and correct copy of, where applicable, (i) such ENTECS Benefit Plan, and (ii) each trust agreement and group annuity contract, if any, relating to such ENTECS Benefit Plan.

          (b) With respect to ENTECS Benefit Plans, in the aggregate, no event has occurred, and to the knowledge of ENTECS or any of its subsidiaries there exists no condition or set of circumstances which are reasonably likely to occur in connection with which ENTECS or any of its subsidiaries would be subject to any liability, that would have a material adverse effect on ENTECS and its subsidiaries, taken as a whole (except liability for benefits claims and funding obligations payable in the ordinary course), under any applicable law.

          (c) Except as set forth in Section 4.13 of ENTECS Disclosure Schedule, with respect to ENTECS Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of ENTECS or any of its subsidiaries, which obligations are reasonably likely to have a material adverse effect on ENTECS and its subsidiaries, taken as a whole.

          Section 4.14 Intellectual Property. Except as set forth in Section
4.14 of ENTECS Disclosure Schedule, no claim is pending or, to the knowledge of ENTECS, threatened to the effect that the present or past operations of ENTECS or any subsidiary of ENTECS infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit ENTECS and its subsidiaries to conduct their businesses as now operated (the "Intellectual Property") and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. No contract, agreement or understanding with any party exists which would impede or prevent the continued use by ENTECS and its subsidiaries of the entire right, title and interest of ENTECS and its subsidiaries in and to the Intellectual Property.

          Section 4.15 Change in Control. Except as set forth in Section 4.16 of ENTECS Disclosure Schedule, neither ENTECS nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control" provision or "potential change in control" provision.


                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                             TES AND ACQUISITION SUB

          TES and Acquisition Sub represent and warrant to ENTECS as follows:

          Section 5.01 Organization. Each of TES and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of TES and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole. TES has heretofore delivered to ENTECS accurate and complete copies of the TES's charter and bylaws, as currently in effect, of TES and each of its subsidiaries.

          Section 5.02 Capitalization. (a) The authorized capital stock of TES consists of 20,000,000 TES Shares of which, as of December 31, 1998, 5,224,830 TES Shares were issued and outstanding. All the issued and outstanding TES Shares are validly issued, fully paid and nonassessable and free of preemptive rights. Section 5.02 of the disclosure schedule previously delivered by TES to ENTECS (the "TES Disclosure Schedule") sets forth each other share of capital stock (or security substantially equivalent to capital stock) of TES issued or outstanding and each other subscription, option, warrant, call, right, convertible security or other agreement or commitment of any character obligating TES to issue, transfer or sell any security, and, as to each such security, agreement or commitment, the average conversion or exercise price thereof, a range of the conversion or exercise prices and the effects of the Merger and the other transactions contemplated hereby on such security, agreement or commitment, including pursuant to antidilution provisions thereof. All TES Shares which are to be issued pursuant to the Merger or the other transactions contemplated hereby, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Since December 31, 1998, TES has not issued any shares of its capital stock (or securities substantially equivalent to capital stock). Except as set forth above or in Section 5.02 of the TES Disclosure Schedule or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of TES issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating TES to issue, transfer or sell any of its securities.

          (b) Section 5.02 of the TES Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each subsidiary of TES. Except as disclosed in Section 5.02 of the TES Disclosure Schedule, TES does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of TES's subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in Section 5.02 of the TES Disclosure Schedule, are owned either by TES or another of its subsidiaries free and clear of all liens, charges, claims or encumbrances. There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of TES's subsidiaries, or otherwise obligating TES or any such subsidiary to issue, transfer or sell any such securities. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which TES or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of TES or any of TES's subsidiaries. Except as set forth above or in Section 5.02 of the TES Disclosure Schedule, there are no persons or entities (other than subsidiaries of TES) in which TES or any of its subsidiaries has any voting rights or equity interests.

          Section 5.03 Authority Relative to this Agreement. Each of TES and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of TES and Acquisition Sub and by TES as the sole stockholder of Acquisition Sub and no other corporate proceedings on the part of TES or Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the affirmative vote of a majority of the TES Shares present at the stockholders meeting to be held in connection with this Agreement and entitled to vote). This Agreement has been duly and validly executed and delivered by each of TES and Acquisition Sub and constitutes a valid and binding agreement of each of TES and Acquisition Sub, enforceable against each of TES and Acquisition Sub in accordance with its terms.

          Section 5.04 Consents and Approvals; No Violations. Except for applicable requirements of the Exchange Act, Securities Act, state Blue Sky laws, the HSR Act, and the filing and recordation of Articles of Merger, as required by the Colorado Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity, is necessary for the consummation by TES of the transactions contemplated by this Agreement. Except as set forth in Section 5.04 of the TES Disclosure Schedule, neither the execution and delivery of this Agreement by TES or Acquisition Sub nor the consummation by TES or Acquisition Sub of the transactions contemplated hereby nor compliance by TES or Acquisition Sub with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the charter or bylaws of TES or any of its subsidiaries or Acquisition Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which TES or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to TES, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of TES and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

          Section 5.05 Reports. TES has filed all required forms, reports and documents with the SEC since February 11, 1998 (collectively, the "TES SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Except as set forth in Section 5.05 of the TES Disclosure Schedule, none of such TES SEC Reports, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets

(including the related notes) included in the TES SEC Reports fairly presents the consolidated financial position of TES and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in financial position of TES and its subsidiaries for the respective fiscal years, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Each of the financial statements (including the related notes) included in the TES SEC Reports has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

          Section 5.06 Absence of Certain Changes. Except as set forth in the TES SEC Reports or Section 5.06 of the TES Disclosure Schedule, since December 31, 1998 neither TES nor any of its subsidiaries has taken any of the actions set forth in Sections 6.01(a) to (h), suffered any adverse changes in its business, operations or financial condition which are material to TES and its subsidiaries taken as a whole (other than changes generally affecting the industries in which TES operates, including changes due to actual or proposed changes in law or regulation) or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice.

          Section 5.07 No Undisclosed Liabilities. Except as and to the extent set forth in the TES SEC Reports, neither TES nor any of its subsidiaries had at December 31, 1998 any liabilities required by generally accepted accounting principles to be reflected on a consolidated balance sheet of TES and its subsidiaries. Except as and to the extent set forth in such TES SEC Reports, since December 31, 1998 neither TES nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of TES and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

          Section 5.08 Information in Disclosure Documents and Registration Statement. None of the information supplied by TES or Acquisition Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder (including that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make statements therein not misleading), except that no representation is made by TES with respect to statements made therein based on information supplied by ENTECS in writing for inclusion or incorporation by reference in the Proxy Statement or the S-4.

          Section 5.09 No Default. Except as set forth in Section 5.09 of the TES Disclosure Schedule, neither TES nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter or its bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which TES or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to TES or any of its subsidiaries, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole or which would prevent or delay the consummation of the transactions contemplated hereby.

          Section 5.10 Litigation. Except as disclosed in the TES SEC Reports or in Section 5.10 of the TES Disclosure Schedule, there is no action, suit, proceeding, review or, to the best knowledge of TES or Acquisition Sub, investigation pending or, to the best knowledge of TES or Acquisition Sub, threatened involving TES or any of its subsidiaries, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole.

          Section 5.11 Compliance with Applicable Law. TES and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective business (the "TES Permits"), except for failures to hold such TES Permits which would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole. TES and its subsidiaries are in compliance with the terms of the TES Permits, except where the failure so to comply would not have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole. The businesses of TES and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which or in the aggregate do not and would not have a material adverse effect on the business, operations or financial condition of TES and its subsidiaries taken as a whole.

          Section 5.12 Taxes. TES and each of its subsidiaries has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and TES has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. The federal income tax returns required to be filed by TES have been examined by the IRS, or the period during which any assessments may be made by the IRS has expired, for all taxable years through 1997. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements contained in the TES SEC Reports, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on the business, financial condition or results of operations of TES and its subsidiaries taken as a whole, other than those heretofore paid or provided for. Except as set forth in Section 5.12 of the TES Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of TES or its subsidiaries.

          Section 5.13 Employee Benefit Plans. (a) With respect to each employee benefit plan, and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "TES Benefit Plans"), maintained or contributed to by TES or any of its subsidiaries, TES has made available to ENTECS a true and correct copy of, where applicable,
(i) such TES Benefit Plan, and (ii) each trust agreement and group annuity contract, if any, relating to such TES Benefit Plan.

          (b) With respect to TES Benefit Plans, in the aggregate, no event has occurred, and to the knowledge of TES or any of its subsidiaries there exists no condition or set of circumstances which are reasonably likely to occur in connection with which TES or any of its subsidiaries would be subject to any liability, that would have a material adverse effect on TES and its subsidiaries, taken as a whole (except liability for benefits claims and funding obligations payable in the ordinary course), under any applicable law.

          (c) Except as set forth in Section 4.13 of TES Disclosure Schedule, with respect to TES Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of TES or any of its subsidiaries, which obligations are reasonably likely to have a material adverse effect on TES and its subsidiaries, taken as a whole.

          Section 5.14 Intellectual Property. Except as set forth in Section
5.14 of the TES Disclosure Schedule, no claim is pending or, to the knowledge of TES, threatened to the effect that the present or past operations of the TES or any subsidiary of TES infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit TES and its subsidiaries to conduct their businesses as now operated (the "Intellectual Property") and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. No contract, agreement or understanding with any party exists which would impede or prevent the continued use by TES and its subsidiaries of the entire right, title and interest of TES and its subsidiaries in and to the Intellectual Property.

          Section 5.15 Interim Operations of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          Section 5.16 Change in Control. Except as set forth in Section 5.17 of the TES Disclosure Schedule, neither TES nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control" or "potential change in control" provision. Except as set forth in the TES SEC Reports or Section 5.17 of the TES Disclosure Schedule, there are no agreements or understandings between TES and its subsidiaries, on the one hand, and any affiliates of TES (other than subsidiaries of TES), on the other hand.

                                   ARTICLE VI

                                    COVENANTS

          Section 6.01 Covenants of ENTECS and TES. During the period from the date of this Agreement and continuing until the Effective Time, ENTECS and TES each agree as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, Section 5.01 of ENTECS Disclosure Schedule or the TES Disclosure Schedule, as the case may be, or to the extent that the other party shall otherwise consent in writing):


          (a) Each party and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use its best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

Each party will, and will cause each of its subsidiaries to, (i) use its best efforts to preserve its business intact, keep available the services of all of its present officers, employees, agents and representatives, and preserve the goodwill of all suppliers, customers, clients and others having business relations with it or any of its subsidiaries; (ii) maintain its corporate existence and good standing in its state of incorporation; (iii) keep and maintain in good condition, repair and working order all buildings, offices, stores and other structures and all machinery, tools, equipment, fixtures and other property of it and its subsidiaries and observe and conform to all material terms and conditions upon or under which any of their properties is held; and (iv) continue and maintain in full force and effect all insurance now maintained and promptly proceed with the repair, restoration or replacement of any asset or property damaged or destroyed by fire or other casualty after the date hereof, whether insured or uninsured, subject to the rights, if any, of the lessors or mortgagees thereof, covenant, consider the following:

          (b) No party shall, nor shall any party permit any of its subsidiaries to, nor shall any party or subsidiary propose to, (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries.

          (c) No party shall, nor shall any party permit any of its subsidiaries to, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as required pursuant to the agreements and instruments outstanding on the date hereof and disclosed in Sections 4.02 and 5.02, or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof, other than the issuance of shares of ENTECS Shares or TES Shares, as the case may be, upon the exercise of stock options pursuant to ENTECS Stock Plans or TES Stock Plans and upon the exercise or conversion of other ENTECS options, warrants or rights, in each case outstanding on the date of this Agreement and in accordance with their present terms.

          (d) No party shall amend or propose to amend its charter or bylaws.

          (e) No party shall, nor shall any party permit any of its subsidiaries to, acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, consistent with past practice, or any assets which are material to such party and its subsidiaries taken as a whole, except pursuant to obligations in effect on the date hereof, or enter into any commitment or transaction outside the ordinary course of business, consistent with past practice.

          (f) No party shall, nor shall any party permit any of its subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its subsidiaries or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material lien thereupon other than in each case in the ordinary course of business consistent with prior practice.

          (g) No party shall, nor shall any party permit any of its subsidiaries to pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of any party and its consolidated subsidiaries or incurred in the ordinary course of business consistent with past practice.

          (h) No party shall change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles).

          (i) No party shall, nor shall any party permit any of its subsidiaries to, agree to take any of the foregoing actions or take or agree to take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied.

          (j) Each of the parties shall give prompt notice to the other party of: (a) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles IV and V; and (c) any material adverse change in the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries, taken as a whole.

          (k) The parties shall consult with each other before issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          Section 6.02 Additional Covenants of ENTECS. During the period from the date of this Agreement and continuing until the Effective Time, ENTECS agrees as to itself and its subsidiaries that it will not, without the prior written consent of TES, except as contemplated by this Agreement, including
Section 6.11 hereof, or required by law (i) enter into, adopt, amend or terminate any ENTECS Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between ENTECS and one or more of its directors or executive officers or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to ENTECS, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          Section 6.03 No Solicitation. Neither ENTECS nor any of its subsidiaries, affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group concerning any merger, sale of substantial assets outside the ordinary course of business, sale of shares of capital stock or similar transaction involving ENTECS or any of its subsidiaries or divisions (other than the transactions contemplated by this Agreement), provided that ENTECS may participate in negotiations with or furnish information to a third party if the Board of Directors of ENTECS believes, after consultation with its outside counsel, that the failure to do so would be a breach of its fiduciary duty under applicable law. ENTECS shall promptly advise TES of any such inquiries or proposals.

          Section 6.04 Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), ENTECS and TES shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of ENTECS and TES shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law or court order, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies or summaries made of such documents, to such other party.

          Section 6.05 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) the prompt preparation and filing with the SEC of the S-4 and the Proxy Statement, (ii) such actions as may be required to have the S-4 declared effective under the Securities Act and to have the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, (iii) such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of TES Shares contemplated hereby, (iv) the preparation and filing of all applicable forms under the HSR Act, and (v) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, waivers by any public or private third party. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          Section 6.06 Stockholders Meetings. Each of ENTECS and TES shall duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of voting, in the case of ENTECS, upon this Agreement and related matters and, in the case of TES, upon the issuance of TES Shares pursuant hereto. TES and ENTECS will, through their respective Board of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof, and shall use their best efforts to secure the approval of their stockholders for the transactions contemplated herein, subject, in the case of ENTECS, to its fiduciary duties under applicable law.

          Section 6.07 Letters of Accountant. Each of TES and ENTECS shall use its respective best efforts to cause to be delivered to the other a letter of Schiefley & Associates, P.C., independent public accountant to both parties, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the other, in form and substance reasonably satisfactory to the other and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

          Section 6.08 Affiliates. Prior to the Closing Date, ENTECS shall deliver to TES a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of ENTECS, "affiliates" of ENTECS for purposes of Rule 145 under the Securities Act. ENTECS shall use its best efforts to cause each such person to deliver to TES on or prior to the Closing Date a written agreement, substantially in the form attached as Exhibit
6.08 hereto.

          Section 6.09 Indemnification and Insurance. b. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of ENTECS is, or is threatened to be, made a party by reason of the fact that he is or was a director, officer, employee or agent of ENTECS, or is or was serving at the request of ENTECS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that ENTECS shall indemnify and hold harmless, and from and after the Effective Time each of the Surviving Corporation and TES shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Managers may retain counsel satisfactory to them, and ENTECS, or the Surviving Corporation and TES after the Effective Time, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefore are received, and (ii) ENTECS, or the Surviving Corporation and TES after the Effective Time, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither ENTECS nor the Surviving Corporation or TES shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and TES shall have no obligation hereunder to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law. Any Manager wishing to claim indemnification under this Section 6.09(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify ENTECS and, after the Effective Time, the Surviving Corporation and TES, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, unless the indemnifying party is actually and materially prejudiced thereby).

          (b) TES and Acquisition Sub agree that all rights to indemnification existing in favor of the Managers as provided in ENTECS's Certificate of Incorporation or Bylaws or similar documents of any of ENTECS's subsidiaries as in effect as of the date hereof, and in any agreement between ENTECS or any subsidiary and any Manager with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years. TES shall cause to be maintained in effect for not less than six years after the Effective Time, policies of directors' and officers' liability insurance (of at least the same coverage and amounts containing terms and conditions which are no less advantageous than the terms and conditions contained in similar policies maintained by TES for TES's directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time to the extent available.

          (c) The provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

          Section 6.10 Certain Benefits. (a) Each of TES and Acquisition
Sub acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of ENTECS (to the extent such concept is applicable) for the purposes of all agreements, contracts, plans, programs, policies or arrangements of ENTECS described in Section 6.10 of ENTECS Disclosure Schedule or ENTECS SEC Reports. From and after the Effective Time, TES and its subsidiaries (including the Surviving Corporation) will honor in accordance with their terms all employee benefit plans and employment, severance and consulting agreements described in Section 6.10 of ENTECS Disclosure Schedule or in ENTECS SEC Reports between ENTECS or any of its subsidiaries and any officer, director, or employee of ENTECS or any of its subsidiaries in effect prior to the Effective Time; provided, however, that nothing herein shall preclude any changes effected on a prospective basis to any employee benefit plan.

          (b) TES and Acquisition Sub agree that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation and its subsidiaries will provide benefit plans to employees employed as of the Effective Time which will, in the aggregate, be no less favorable than those currently provided by ENTECS and its subsidiaries to their employees and, thereafter, will provide benefits no less favorable than those provided by TES and its other subsidiaries to their employees.

          (c) The covenants set forth in Section 6.10 of ENTECS Disclosure Schedule shall have the same force and effect as if they were set forth in this
Section 6.10.

          Section 6.11 Brokers or Finders. Each of TES and ENTECS represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each of TES and ENTECS agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.


                                   ARTICLE VII

                                   CONDITIONS

          Section 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding ENTECS Shares and the issuance of TES Shares pursuant to the Merger and the other terms of this Agreement shall have been approved by the affirmative vote of the holders of a majority of the TES Shares present at the meeting and entitled to vote.

          (b) Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by, any Governmental Entity, and all required third party consents, the failure to obtain which would have a material adverse effect on TES and its subsidiaries, including the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained. TES shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the TES Shares pursuant to the Merger and the other terms of this Agreement.

          (c) The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (d) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger and shall be in effect.

          Section 7.02 Conditions of Obligations of TES and Acquisition Sub. The obligations of TES and Acquisition Sub to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by TES and Acquisition Sub:

          (a) The representations and warranties of ENTECS set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on ENTECS and its subsidiaries taken as a whole.

          (b) From the date of this Agreement through the Closing Date, except as set forth in Section 4.06 of ENTECS Disclosure Schedule, ENTECS shall not have suffered any adverse changes in its business, operations or financial condition which are material to ENTECS and its subsidiaries taken as a whole (other than changes generally affecting the industries in which ENTECS operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby).

          (c) ENTECS shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on ENTECS and its subsidiaries taken as a whole.

          (d) At the Closing, ENTECS shall have furnished TES with copies of (i) resolutions duly adopted by the Board of Directors of ENTECS approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable ENTECS to comply with the terms of this Agreement, and (ii) the resolution duly adopted by the holders of Shares approving and adopting this Agreement and the Merger, such resolutions to be certified by the Secretary or Assistant Secretary of ENTECS.

          (e) Opinion of ENTECS's Counsel. At the Closing, ENTECS shall have furnished TES with an opinion, dated the Closing Date, of counsel to ENTECS, in form and substance satisfactory to TES and its counsel, to the effect that:

               (i) ENTECS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado;

               (ii) each of ENTECS's subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

               (iii) each of ENTECS and each of its subsidiaries have the corporate power to carry on its businesses as they are being conducted on the Closing Date;

               (iv) the authorized capital stock of ENTECS consists of 50,000,000 Shares, and the 1,456,182 Shares issued and outstanding on the date hereof are validly issued and outstanding, fully paid and nonassessable and that between the date hereof and the Closing Date no additional Shares have been issued and none of such issued and outstanding Shares were issued in violation of any preemptive rights of shareholders of ENTECS;

               (v) ENTECS has taken all required corporate action to approve and adopt this Agreement and this Agreement is a valid and binding obligation of ENTECS enforceable against ENTECS in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

               (vi) the execution and delivery of this Agreement by ENTECS do not, and the consummation of the transactions contemplated by this Agreement by ENTECS will not, constitute (i) a breach or violation of, or a default under, the charter or bylaws of ENTECS or any of its subsidiaries, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to ENTECS or any of its subsidiaries or their respective properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of ENTECS or any of its subsidiaries or to which ENTECS or any of its subsidiaries is subject and in each case known to such counsel;

               (vii) All filings required to be made by ENTECS prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by ENTECS prior to the Effective Time from, governmental and regulatory authorities of Germany, the United States and the State of Colorado in connection with the execution and delivery of this Agreement by ENTECS and the consummation of the transactions contemplated by this Agreement by ENTECS, have been so made or obtained, as the case may be;

               (viii) All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to TES, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

          In rendering the foregoing opinion (the "Primary Opinion"), such counsel may rely on certificates of officers and other agents of ENTECS and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Colorado, upon opinions of counsel of such other jurisdictions reasonably satisfactory to Parent and its counsel, provided such reliance is expressly noted in the Primary Opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the Primary Opinion;

          Section 7.03 Conditions of Obligations of ENTECS. The obligation of ENTECS to effect the Merger is further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by ENTECS:

          (a) The representations and warranties of TES set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on TES and its subsidiaries taken as a whole.

          (b) From the date of this Agreement through the Closing Date, except as set forth in Section 5.06 of the TES Disclosure Schedule, TES shall not have suffered any adverse changes in its business, operations or financial condition which are material to TES and its subsidiaries taken as a whole (other than changes generally affecting the industries in which TES operates, including changes due to actual or proposed changes in law or regulation).

          (c) TES shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on TES and its subsidiaries taken as a whole.

          (d) The opinion, based on representations of ENTECS and TES, of Schlueter & Associates, P.C. or Brinkerhoph & Revnig, P.C., counsel to ENTECS, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that TES, Acquisition Sub and ENTECS will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of ENTECS and TES, shall not have been withdrawn or modified in any material respect.

          (e) At the Closing, TES and Acquisition Sub shall have furnished ENTECS with copies of (i) resolutions duly adopted by their respective Boards of Directors approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement, and (ii) the resolutions duly adopted by the holders of TES Shares approving the issuance of TES Shares, such resolutions to be certified by the Secretary or Assistant Secretary of TES.

          (f) At the Closing, the TES shall have furnished ENTECS with an opinion, dated the Closing Date, of counsel to the TES and Acquisition Sub, in form and substance satisfactory to ENTECS and its counsel, to the effect that:

               (i) Each of TES and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado;

               (ii) each has the corporate power to carry on its businesses as they are being conducted on the Closing Date;

               (iii) the authorized capital stock of TES consists of 20,000,000 Shares, and the 5,224,830 Shares issued and outstanding on the date hereof are validly issued and outstanding, fully paid and nonassessable and that between the date hereof and the Closing Date no additional Shares have been issued and none of such issued and outstanding Shares were issued in violation of any preemptive rights of shareholders of TES;

               (iv) TES and Acquisition Sub has each taken all required corporate action to approve and adopt this Agreement and this Agreement is a valid and binding obligation of the each, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

               (v) the execution and delivery of this Agreement by each of the TES and Acquisition Sub do not, and the consummation of the transactions contemplated by this Agreement by each will not, constitute (i) a breach or violation of, or a default under, the charter or bylaws of either, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to either or their respective properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of either or to which either is subject and in each case known to such counsel;

               (vi) all filings required to be made by each prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by each prior to the Effective Time from, governmental and regulatory authorities of the Germany, United States and the State of Colorado in connection with the execution and delivery of this Agreement by ENTECS and the consummation of the transactions contemplated by this Agreement by each, have been so made or obtained, as the case may be.

          In rendering the foregoing opinion (the "Primary Opinion"), such counsel may rely on certificates of officers and other agents of TES or Acquisition Sub and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Colorado, upon opinions of counsel of such other jurisdictions reasonably satisfactory to Parent and its counsel, provided such reliance is expressly noted in the Primary Opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the Primary Opinion.

          All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to ENTECS, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.


                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

          Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of ENTECS or TES:

               (a) by mutual consent of TES and ENTECS;

               (b) by either TES or ENTECS if the Merger shall not have been consummated before June 30, 1999 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

               (c) by either TES or ENTECS if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

                  (d) by ENTECS if it shall have received a proposal from a third party which contemplates a transaction which the Board of Directors determines, after consultation with its legal and financial advisors, is more favorable than the transactions contemplated hereby, unless, within five days of receipt by TES of notice of such third-party transaction, TES and ENTECS agree to a transaction which the Board of Directors determines, after such consultation, is more favorable than such third-party transaction; or

               (e) by either party if any required approval of the stockholders of TES or ENTECS shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof for the purpose of obtaining such vote.

          Section 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 6.04 and 6.12. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

          Section 8.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ENTECS or of TES, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE IX

                             POST CLOSING COVENANTS

     In filing federal tax returns at any time, each of TES, ENTECS and New Acquisition Sub will take consistent filing positions to the effect that for federal income tax purposes (i) the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and no Shareholder is required to recognize income gain or loss with respect thereto; (ii) a Shareholder is not required to recognize any income or gain with respect to his right, if any, to receive payments under such Shareholder's employment agreement.

     ENTECS will provide assistance to the Shareholders in determining their basis in ENTECS's common stock.


                                    ARTICLE X

                                  MISCELLANEOUS

          Section 10.01 Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.


          Section 10.02 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


          (a)      if to TES or Acquisition Sub, to

                   Gerd Behrens, President
                   25 Impler Strasse
                   Munich,  81371
                   Germany

                   with a copy to

                   Henry F. Schlueter
                   Schlueter & Associates, P.C.
                   1050 17th Street, Suite 1700
                   Denver, Colorado  80265

                   and

          (b)      if to ENTECS, to

                   Gerd Behrens, President
                   Karl-B(hm-Sta(e 2
                   85598 Baldham
                   Germany

         with a copy to

                   Paul Maricle
                   Rossi & Maricle, P.C.
                   370 17th Street, Suite 4250
                   Denver, Colorado  80202



          Section 10.03 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 10.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 10.05 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that TES may cause Acquisition Sub to assign its rights and obligations to TES or any other wholly owned subsidiary of TES, but no such assignment shall relieve Acquisition Sub of its obligations hereunder if such assignee does not perform such obligations.

          Section 10.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to any applicable principles of conflicts of law.

          Section 10.07 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 10.08 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          Section 10.09 Publicity. Except as otherwise required by law, for so long as this Agreement is in effect, neither ENTECS nor TES shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party.

          Section 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Sections 5.09, 5.10 and
5.11 hereof. TES shall cause Acquisition Sub to perform its obligations hereunder.

          IN WITNESS WHEREOF, ENTECS, TES and Acquisition Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          ENVIRONMENTAL TECHNOLOGIES
                                          AND SOFTWARE SOLUTIONS, INC.


                                          By:
                                              ----------------------------------
                                                Name:
                                                Title:



                                          TECHNICAL ENVIRONMENT
                                          SOLUTIONS, INC.

                                          By:
                                             -----------------------------------
                                               Name:
                                               Title:


                                          TES ACQUISITON CORP.



                                          By:
                                             -----------------------------------
                                               Name:
                                               Title: